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Exhibit 23.4

Consent of Michael J. Cromwell, III—Nominee for Director

        I hereby consent to serve as a member of the Board of Directors of Perficient, Inc. (the "Company") upon the effective date of my election. I also consent to the reference to me as a nominee for Director in the Annual Report on Form 10-KSB for the year ended December 31, 2001 and the Registration Statement of the Company on Form S-4 (File No. 333-73466), including any and all amendments thereto.

Dated: March 12, 2002

/s/ Michael J. Cromwell, III
Michael J. Cromwell, III

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Consent of Michael J. Cromwell, III—Nominee for Director